EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-126743, 333-140066, 333-153672 and 333-162222 on Form S-8, and Registration Statement No. 333-162221 on Form S-3 of our report dated October 5, 2010, relating to the consolidated financial statements of Diamond Foods, Inc. and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2010.
/s/ Deloitte & Touche LLP
San Francisco, California
October 5, 2010